                                                                    EXHIBIT 99.1


         WSI INDUSTRIES REPORTS FULL YEAR EARNINGS AND DECLARES DIVIDEND

OCTOBER 19, 2004--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) todaY reported full year sales for fiscal 2004 ending August 29, 2004 of $11,525,000, an increase of 7% over the prior year amount of $10,793,000. Income for the fiscal year was $49,000 or $.02 versus $353,000 or $.14 for fiscal 2003. Included in income in fiscal 2004 were $239,000 of expenses associated with the relocation of the Company's operations to Monticello, Minnesota and the continued cost of operating the Company's Osseo, Minnesota facility.

For the fourth quarter ended August 29, 2004, net sales totaled $2,956,000 compared to $2,948,000 in the prior year quarter. The Company reported a net loss in the current quarter of $124,000 or $.05 versus net income in the prior year of $101,000 or $.04. The Company's fourth quarter was negatively affected by the relocation expenses and second facility costs as noted above. In addition, the fourth quarter was impacted from startup costs of a major new program in the Company's recreational vehicle market that was announced in June.

Michael J. Pudil, president and chief executive officer, commented: "We are pleased to report a second consecutive profitable year along with positive cash flow from operations. These results have allowed WSI to return to our shareholders $479,000 in dividends over the past 5 quarters." Pudil went on to say: "We expect fiscal 2005 revenues to increase as the Company benefits from a full year's sales of its new program in the recreational vehicle market." As previously reported, this new program is expected to represent over a 20% increase in annual sales. He also noted, however, that the relocation project is not yet complete and that the Company will be operating out of two facilities for the first two quarters of fiscal 2005.

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable November 17, 2004 to holders of record on November 3, 2004.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, recreational vehicles, computers, small engines and the defense market.

                                      # # #

For additional information:
---------------------------
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

--------------------------------------------------------------------------------
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                              WSI INDUSTRIES, INC.


CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

                                                                   Quarter ended                Year ended
                                                              ------------------------   ------------------------
                                                              August 29,    August 31,   August 29,    August 31,
                                                                2004          2003          2004          2003
                                                              ----------    ----------   ----------    ----------
Net Sales                                                     $  2,956      $  2,948      $ 11,525      $ 10,793
Cost of products sold                                            2,677         2,348        10,022         8,704
                                                              --------      --------      --------      --------
Gross margin                                                       279           600         1,503         2,089
Selling and administrative expense                                 457           456         1,423         1,522
Interest and other income                                          (27)          (14)          (89)          (88)
Interest and other expense                                          43            21            92           123
                                                              --------      --------      --------      --------
Net Income before taxes                                           (194)          137            77           532
Income tax expense (benefit)                                       (70)           36            28           179
                                                              --------      --------      --------      --------
Net income (loss)                                             ($   124)     $    101      $     49      $    353
                                                              ========      ========      ========      ========


Basic earnings (loss) per share                               ($  0.05)     $   0.04      $   0.02      $   0.14
                                                              ========      ========      ========      ========

Diluted earnings (loss) per share                             ($  0.05)     $   0.04      $   0.02      $   0.14
                                                              ========      ========      ========      ========

Weighted average number of common
  shares outstanding                                             2,558         2,500         2,554         2,474

Weighted average number of common and
  dilutive potential common shares                               2,617         2,549         2,625         2,486


CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

                                                                                 August 29,              August 31,
                                                                                   2004                    2003
                                                                                ----------              ----------
Assets:
Total Current Assets                                                               $3,267                  $3,258
Property, Plant, and Equipment, net                                                 3,839                   1,718
Intangible Assets                                                                   4,087                   4,197
                                                                                  -------                  ------
              Total Assets                                                        $11,193                  $9,173
                                                                                  =======                  ======

Liabilities and Shareholders' Equity:
Total current liabilities                                                          $1,511                  $1,134
Long-term debt                                                                      2,613                     648
Shareholders' equity                                                                7,069                   7,391
                                                                                  -------                  ------
              Total Liabilities and Shareholders' Equity                          $11,193                  $9,173
                                                                                  =======                  ======